UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2006

The Houston Exploration Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11899	22-2674487
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Louisiana Street, Suite 2000, Houston, Texas		77002-5215
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-830-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 31, 2006, The Houston Exploration Company completed the sale of the Texas portion of its Gulf of Mexico assets. Pursuant to the purchase and sale agreement dated February 28, 2006 between Houston Exploration, as seller, and various partnerships affiliated with Merit Energy Company, as buyer, the gross purchase price was $220 million. The net cash proceeds received from the sale of these assets totaled approximately $190.8 million after various customary closing items, including the preliminary adjustment for operations related to the properties after January 1, 2006, the effective date of the transaction. Of the total net proceeds, approximately $140.1 million was received for assets acquired by various partnerships affiliated with Merit Energy Company, and approximately $43.1 million and $7.6 million was received from Hydro Gulf of Mexico, L.L.C. and Nippon Oil Exploration U.S.A. Ltd., respectively, each of whom exercised its preferential rights to acquire certain working interests offered for sale.

The Texas portion of our Gulf of Mexico assets accounted for approximately 18% of our 2005 production and represented 58.5 Bcfe, or 7% of our total proved reserves, at December 31, 2005. At December 31, 2005, we held interests in 70 blocks in offshore Texas state and federal waters, of which 33 were developed. These assets included 38 producing platforms and production caissons.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Houston Exploration Company

March 31, 2006	By:	/s/ James F. Westmoreland

Name: James F. Westmoreland
Title: Vice President and Chief Accounting Officer